Prospectus Supplement
(To Prospectus dated August 7, 2007)

2,212,546 Shares

MEMORY PHARMACEUTICALS CORP.

Common Stock

The selling stockholders identified in this prospectus supplement may offer under this prospectus supplement and accompanying prospectus from time to time, at prices and on terms to be determined by market conditions at the time when any selling stockholder makes an offer, up to an aggregate of 1,134,811 shares of our common stock and 1,077,735 shares of our common stock issuable upon exercise of warrants. See “Selling Stockholders” beginning on page S-20. We are not selling any of our common stock under this prospectus supplement and will not receive any of the proceeds from the sale of shares by the selling stockholders.

Before you invest in our securities, you should carefully read both this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the Nasdaq Global Market under the symbol “MEMY.” On August 14, 2007, the last reported sales price for our common stock was $2.11 per share.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 15, 2007

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information. To the extent information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you.

We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Our

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business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus before making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Information By Reference.”

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety, including the “Risk Factors” section and the documents incorporated by reference herein and therein. As used in this prospectus supplement, unless otherwise specified or the context requires otherwise, the terms “Memory Pharmaceuticals,” “we,” “our,” and “us” refer to Memory Pharmaceuticals Corp.

Our Business

We are a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, many of which exhibit significant impairment of memory and other cognitive functions. These conditions include neurological diseases associated with aging, such as Alzheimer’s disease, and also include certain psychiatric disorders such as schizophrenia, bipolar disorder and depression. Although therapies for the treatment of Alzheimer’s disease, schizophrenia, bipolar disorder and depression have been available for a number of years, many of the approved drugs for these disorders are not effective in a large number of patients and can produce significant side effects.

Our potential CNS therapies are primarily designed to address biological targets within important cellular pathways thought to underlie CNS disorders. As a consequence, we believe that our approach could lead to the development of treatments for a number of major neurological and psychiatric disorders and that the relative specificity with which we target these neuronal signaling pathways provides an opportunity to develop drugs with reduced side effect profiles.

Through research conducted over more than 30 years, Nobel Laureate Dr. Eric Kandel, one of our scientific founders, identified critical cellular pathways and biological targets involved in memory formation. This research, which was originally published in the 1990s, served as the cornerstone of our scientific foundation.

In order to identify and optimize promising drug candidates quickly and efficiently we combine:

•	our extensive knowledge of the pathways we believe are involved in memory formation and other cognitive functions;

•	our understanding of neurological and psychiatric disorders;

•	an interdisciplinary drug discovery and development approach; and

•	our focus on conducting in vivo and safety screening at early stages of the drug discovery process.

Our clinical development pipeline includes drug candidates in clinical development for the treatment of Alzheimer’s disease and schizophrenia with the potential to treat other CNS disorders. Our preclinical development pipeline includes drug candidates in development for Alzheimer’s disease, depression and schizophrenia and our early drug discovery pipeline includes compounds that we are optimizing for the treatment of these and other CNS disorders.

We seek to leverage our pipeline of early development candidates through collaborations with leading pharmaceutical and biotechnology companies. We have a collaboration with F. Hoffman — La Roche Ltd./Hoffman — La Roche, Inc., or Roche, for the development of our nicotinic alpha-7 agonists. We also have a collaboration with Amgen Inc., or Amgen, for the development of PDE10 inhibitors. In addition to our collaborations, we have entered into two agreements with The Stanley Medical Research Institute, or SMRI, to provide funding for Phase 2a trials in bipolar disorder and cognitive impairment associated with schizophrenia (CIAS).

The following represents our drug development pipeline:

•	MEM 1003 is a neuronal L-type calcium channel modulator being developed for the treatment of Alzheimer’s disease. We are currently conducting a multi-center, randomized, double-blind, placebo-controlled Phase 2a study to evaluate the safety and efficacy of MEM 1003 in patients with mild to moderate Alzheimer’s disease, which we refer to as our MEM 1003 Phase 2a AD trial. We currently expect to report top-line results from the MEM 1003 Phase 2a AD trial in the fourth quarter of 2007. We have previously completed Phase 1a and 1b clinical trials of MEM 1003 in 125 healthy volunteers in the United Kingdom and a Phase 1b safety and tolerability study of MEM 1003 in Alzheimer’s patients under a U.S. Investigational New Drug Application, or IND. Over a dose range of up to 180 milligrams, given twice daily, which was the maximum dose tested in the Phase 1a and 1b United Kingdom clinical trials, MEM 1003 was generally safe and well-tolerated. MEM 1003 was also found to be generally safe and well-tolerated in the Phase 1b U.S. safety and tolerability study.

With funding from SMRI, we also conducted a Phase 2a trial of MEM 1003 in bipolar disease. In March 2007, we announced that the primary and secondary outcome measures for this Phase 2a bipolar disorder trial were not achieved and that MEM 1003 did not prove effective for the treatment of bipolar mania. Consistent with the results of our Phase 1 clinical trials, however, MEM 1003 was generally safe and well- tolerated in this trial. We are completing a full analysis of the data from this trial and do not, at this time, have plans to proceed with further clinical trials of MEM 1003 in bipolar disorder.

•	MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor being developed for the treatment of Alzheimer’s disease and schizophrenia. We are currently conducting a Phase 2a multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability and cognitive effects of three dose levels of MEM 3454 in approximately 80 patients with mild to moderate Alzheimer’s disease under a US IND, known as our MEM 3454 Phase 2a AD clinical trial. We currently expect to report top-line results from our MEM 3454 Phase 2a AD clinical trial in the fourth quarter of 2007. We also currently expect to commence a Phase 2a clinical trial of MEM 3454 in CIAS, which we refer to as our MEM 3454 Phase 2a CIAS clinical trial, in the fourth quarter of 2007.

In February 2006, we completed a Phase 1 clinical trial of MEM 3454 in healthy volunteers under clinical trial applications we filed with Health Canada. MEM 3454 was found to be generally safe and well-tolerated up to a dose of 450 mg in the single ascending dose segment of the clinical trial program and up to a dose of 150 mg in the multiple ascending dose (MAD) segment of the program. In addition, cognition data generated in the MAD study, using the Cognitive Drug Research battery (CDR battery), demonstrated that a 15 milligram dose of MEM 3454, administered once daily for a period of 13 days, showed a statistically significant effect on the Quality of Episodic Secondary Memory (QESM), one of the study’s primary efficacy variables.

•	MEM 63908 is the second drug candidate to be nominated from our nicotinic alpha-7 agonist program and is also a partial agonist of the nicotinic alpha-7 receptor. MEM 63908 is being developed for the treatment of Alzheimer’s disease. We have conducted animal tests of MEM 63908 and have used various behavior assays to test the effect of MEM 63908 on memory and learning. In these tests, MEM 63908 improved learning and memory in healthy and aged cognitively-impaired animals. MEM 63908 has also demonstrated a good safety profile in toxicological and safety studies in animals. We currently plan to commence a Phase 1 clinical trial program of MEM 63908 in the third quarter of 2007.

•	MEM 1414 and MEM 1917 are two PDE4 inhibitors which, until April 2005, were being developed under our PDE4 inhibitor collaboration with Roche. In June 2007, we restructured our PDE4 collaboration agreement with Roche to reacquire all rights to the PDE4 program, which includes MEM 1414, the lead drug candidate in the program, which Roche was evaluating for the treatment of Alzheimer’s disease and MEM 1917, a back-up candidate to MEM 1414 and a potential candidate for the treatment of depression. We are currently evaluating alternatives for the further development of this program, which could include taking the program forward, in whole or in part, on our own or with a new collaboration partner.

Our preclinical development pipeline includes our PDE10 Inhibitor Program that is partnered with Amgen and a 5-HT6 Antagonist Program under which we have internally developed a portfolio of novel, potent and selective 5-HT6 antagonists. We are evaluating several lead compounds from this portfolio as potential development candidates.

We have recently entered into two funding agreements to support our expanded clinical trial activity. In March 2007, we entered into a $10.0 million term loan agreement with Hercules Technology Growth Capital, Inc., or Hercules, which was amended in June 2007 to increase the maximum loan amount to $15.0 million. In connection with the Hercules agreement and amendment, we issued to Hercules warrants to purchase 598,086 and 325,521 shares of our common stock at exercise prices of $2.09 and $1.92 per share, respectively. We have borrowed a total of $11.0 million under this agreement as of June 30, 2007. We will have the option to request up to an additional $4.0 million from September 15, 2007 through December 31, 2007. This loan is interest-only through mid-May 2008, with principal and interest payable in monthly installments thereafter over 30 months (33 months if certain milestones are achieved).

In June 2007, we entered into a securities purchase agreement with SMRI and The Sylvan C. Herman Foundation for the sale of up to an aggregate of $6.0 million of our common stock, we refer to this transaction as our 2007 private placement. This financing is structured in three equal tranches. In the first tranche, which closed in June 2007, we sold 694,444 shares of our common stock at a price of $2.88 per share. We have the option, in our sole discretion, to sell the remaining $4.0 million of common stock in two tranches of $2.0 million each, if we achieve a pre-defined milestone associated with each tranche and if we have no current intention at that time of terminating the MEM 3454 Phase 2a CIAS clinical trial, at a price based on a 17% premium to the market price at the time the milestone is achieved. These milestones relate to our planned MEM 3454 Phase 2a CIAS clinical trial. Under the terms of the agreement, the net proceeds shall be used to fund our CIAS clinical trial.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” in this prospectus supplement, and in the documents incorporated by reference herein. In particular, we are at an early stage of our development with a limited operating history. We have incurred substantial operating losses in each year since inception, including a net loss for the year ended December 31, 2006 of $31.1 million. As of June 30, 2007, we had an accumulated deficit of approximately $200.9 million. We expect to incur substantial net losses for the foreseeable future as we increase the number of our development programs, increase our clinical trial activities and further expand our infrastructure. None of our drug candidates has received regulatory approval for commercialization and we do not expect that any drugs resulting from our or our collaborators’ research and development efforts will be commercially available for a significant number of years, if at all. We may never achieve profitability. We will require additional financing to support our research and development and clinical activities and operations. Our preclinical and clinical testing may not be predictive of future trial results and may not be sufficient to support regulatory approval of future clinical trials. We may not be successful in our business model of entering into and maintaining collaborations with third parties for our drug development programs. We are dependent on our collaborations and license relationships and may not be successful in achieving milestones under our collaborations.

Corporate Information

We were organized as a Delaware corporation on March 19, 1997. Our principal executive offices are located at 100 Philips Parkway, Montvale, New Jersey 07645, our telephone number is (201) 802-7100 and our Internet address is www.memorypharma.com. The information on our website is not incorporated by reference in this prospectus supplement and the accompanying prospectus and should not be considered part of this prospectus supplement or the accompanying prospectus.

The Offering

This prospectus supplement and the accompanying prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. To the extent that any information we provide in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement will modify or supersede the information in the accompanying prospectus. Under this process, the selling stockholders identified in this prospectus supplement may sell up to an aggregate of 2,212,546 shares of common stock, including 1,077,735 shares of common stock issuable upon the exercise of warrants. We will not receive any proceeds from the sale or other disposition of the shares of our common stock by the selling stockholders. See “Use of Proceeds.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the following risk factors and the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before you decide to purchase our securities. Additional risks that are not currently known or foreseeable to us may materialize at a future date. The trading price of our common stock could decline if any of these risks or uncertainties occur and you might lose all or part of your investment.

Risks Relating to our Business

We expect to continue to incur substantial losses, and we may never achieve profitability.

We began operations in 1998 and have a limited operating history upon which you can evaluate our current business and our prospects. We have incurred substantial and increasing operating losses in each year since inception, and we may never achieve profitability. As of June 30, 2007, we had an accumulated deficit of approximately $200.9 million, of which $19.5 million related to preferred stock dividends that were forfeited upon the conversion of our redeemable convertible preferred stock on April 8, 2004, the closing date of our initial public offering. We expect to incur substantial net losses for the foreseeable future as we significantly expand our clinical trial activity, increase the number of our development programs, and potentially in-license and acquire technologies. As a result, we will need to generate significant revenue or obtain external financing to pay these costs. Moreover, these losses have had, and are expected to continue to have, an adverse impact on our working capital, total assets and stockholders’ equity.

All of our revenue to date has been derived from license fees, milestone payments and research and development funding under our collaboration agreements with third parties. Substantially all of the potential revenue under these agreements depends on our reaching specified milestones or achieving product sales, neither of which is within our control. We cannot assure you that any external financing we seek will be available on favorable terms, if at all. We have not completed the development of any drugs, and we do not expect that any drugs resulting from our or our collaborators’ research and development efforts will be commercially available for a significant number of years, if at all. We do not know whether or when we will become profitable because of the significant uncertainties with respect to our ability to generate revenue from the sale of products based on our drug candidates.

We will need additional financing, which may be difficult to obtain. Our failure to obtain necessary financing would adversely affect our development programs and other operations.

Based on our current business plan, we believe that our existing cash and cash equivalents, marketable securities, payments for research and development services and other payments required to be made by our collaboration partners should be sufficient to fund our anticipated levels of operations into the second half of 2008. We will, therefore, need to raise additional equity or other financing to finance our future requirements. We may not be able to obtain additional financing on acceptable terms or at all. Our ability to raise additional funds and the terms on which we receive those funds will depend on financial, economic and market conditions, our clinical events and other factors, many of which are beyond our control.

If we are unable to obtain adequate financing on a timely basis or to enter into agreements with collaboration partners, we will have to reduce or delay our efforts with respect to certain of our drug candidates and programs and our exploratory research programs. We are currently funding the development of several of our drug candidates and programs. Our most significant commitment is to MEM 1003, for which we are funding the MEM 1003 Phase 2a AD clinical trial. We are also conducting the MEM 3454 Phase 2a AD clinical trial and we plan to commence a Phase 2a clinical trial of MEM 3454 in CIAS and a Phase 1 clinical trial program of MEM 63908 later this year. If we were to decide to pursue on our own the further clinical development of our PDE4 inhibitor drug candidates, which we reacquired all of the development and commercialization rights to from Roche in June 2007, our capital requirements would be significantly increased. In addition, if, following the completion of the MEM 1003 Phase 2a AD clinical trial, we have been unable to find a collaboration partner for MEM 1003, we may at that time choose to continue the development of MEM 1003 at our own expense. The capital needed to pursue the PDE4 inhibitor and MEM 1003 programs on our own might not be available on favorable terms, or at all. Alternatively, we would have to delay, substantially reduce or cease our efforts on certain of our drug candidates and/or our development or exploratory programs.

Our future capital requirements will depend on many factors, including:

•	the number of compounds and drug candidates that we advance through the development process;

•	the funding we receive from our currently existing or any new collaborations;

•	the scope and results of our and our collaborators’ clinical trials;

•	the potential in-licensing or acquisition of other compounds or technologies;

•	the costs involved in utilizing third party contract research organizations for preclinical studies and clinical trials;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the availability of third parties, and the cost, to manufacture supply of our drug candidates for preclinical and clinical testing;

•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation; and

•	the cost of commercialization activities, including product marketing, sales and distribution.

In addition, if we are not able to obtain adequate equity or other financing to fund the development of our drug candidates and programs, we may have to obtain capital through arrangements with collaborators that require us to relinquish greater rights to our technologies or drug candidates than we might otherwise have done.

Failure to raise adequate capital in a timely manner would have a material adverse effect on our business, operating results, financial condition and future growth prospects. In addition, if we raise additional capital by issuing equity securities, our then existing stockholders may experience significant dilution, or, if we raise additional capital through debt financing, we may be subject to restrictive covenants that could limit our flexibility in conducting future business activities.

Our drug candidates and programs are novel and in the early stages of development. As a result, it is difficult to predict accurately if and when we will achieve the development goals we establish for these drug candidates and programs. Our failure to achieve our development goals could adversely affect our business and our stock price.

We are a biopharmaceutical company focused on the discovery and development of novel drug candidates based on our understanding of the role played by certain biological targets in memory formation and cognition. Our current drug candidates are at an early stage of development and will require significant additional development, preclinical studies and clinical trials, regulatory clearances and additional investment by us or our collaborators before they can be commercialized. Our drug discovery and development methods are unproven and may not lead to commercially viable drugs for any of several reasons. For example, we may fail to identify appropriate targets or compounds or we may have inadequate financial or other resources to pursue discovery and development efforts for new drug candidates. In addition, because we have limited resources, we are focusing on targets, compounds and indications that we believe are the most promising. As a result, we may forego or delay pursuit of opportunities with other targets, compounds and indications.

From time to time, we may establish and announce certain development goals for our drug candidates and programs; however, given the complex nature of the drug discovery and development process, it is difficult to predict accurately if and when we will achieve these goals. Although we have announced development goal timelines for the commencement or completion of certain clinical trials, we cannot assure you that we will be able to achieve these development goals on the time schedules that we have planned. For example, our MEM 1003 Phase 2a AD clinical trial experienced significant delays due to slower than expected patient enrollment and, as a result, we have, in the past, had to adjust our timelines for the completion of this trial. In addition, our clinical development programs are subject to the risk of failure inherent in the development of new drugs and our clinical trials may not demonstrate the safety, tolerability and effectiveness of our drug candidates. For example, following a Phase 2a clinical trial of MEM 1003 in acute mania in bipolar disorder, we announced, in March 2007, that MEM 1003 did not meet the primary or secondary endpoints of this trial. Our failure to achieve our development goals could adversely affect our business and our stock price.

The diseases we are targeting are poorly understood, which increases our chances of failure.

Our drug development programs target a broad range of CNS conditions, many of which exhibit significant impairment of memory and other cognitive functions. These conditions include neurological diseases associated with aging, such as Alzheimer’s, and also include certain psychiatric disorders such as schizophrenia, bipolar disorder and depression. These diseases and their causes are poorly understood. There are no approved drugs that treat these diseases through the mechanisms used by our drug candidates, and there is only a limited scientific understanding of the relationships between these diseases and the neurological pathways targeted by our drug candidates. These uncertainties increase the risk that one or more of our drug development programs or candidates may not prove effective, as occurred in the Phase 2a clinical trial of MEM 1003 for acute mania in bipolar disorder.

Our preclinical and clinical testing results may not be predictive of future trial results and may not be sufficient to support regulatory approval of future clinical trials. If subsequent study or trial results are unfavorable or insufficient, we may be forced to stop developing drug candidates that we currently believe are important to our future.

The results of preclinical studies and early stage clinical trials of our drug candidates are not necessarily predictive of the results of subsequent preclinical studies or later stage clinical trials. Our approach to drug development involves rigorous preclinical testing with a variety of in vitro assays and animal models in order to obtain early indications of safety and efficacy. We have invested in and continue to invest substantial resources in this capability. However, our drug candidates are at an early stage of development and only two drug candidates have progressed into Phase 2a clinical trials. As a result, we cannot determine whether our preclinical testing methodologies are predictive of clinical safety or efficacy. In addition, early stage clinical trials may not be predictive of future trial results. The results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period and success in early phase trials may not be indicative of results in a large number of patients or long-term efficacy. For example, while the preliminary cognitive data from the MAD study of MEM 3454 demonstrated a statistically significant positive effect on one of the primary efficacy variables of that study at a certain dose level, we cannot assure you that future clinical trials of MEM 3454 will demonstrate similar results. Furthermore, we cannot assure you that the data collected from the preclinical studies and clinical trials of our drug candidates will be sufficient to support regulatory approval of our future clinical trials by the Food and Drug Administration (FDA) or by similar agencies in other countries.

As we or our collaborators obtain results from further preclinical or clinical trials, we or our collaborators may elect to discontinue or delay preclinical studies or clinical trials for certain drug candidates in order to focus our resources on more promising drug candidates. We or our collaborators may also change the indication being pursued for a particular drug candidate or otherwise revise the development plan for that drug candidate. For each of our programs being developed under a collaboration agreement, multiple drug candidates for the same class of compounds and for the same indication may be developed. Over the course of preclinical studies, these candidates may not prove to be sufficiently different to warrant pursuing them individually for the same indication, or at all. Moreover, drug candidates in later stages of clinical trials may fail to show the desired safety, tolerability and efficacy traits despite having progressed through preclinical or initial clinical testing.

If we are unable to secure the requisite approvals for our drug candidates, we may not be able to proceed with our planned clinical trials, or if we experience significant delays in our clinical trials, we may incur additional costs in connection with conducting such trials.

Before obtaining regulatory approval for the sale of our drug candidates, they must be subjected to extensive clinical trials to demonstrate their safety, tolerability and efficacy in humans. The clinical trials of any drug candidates that we develop must comply with regulation by numerous federal, state and local government authorities in the US, principally the FDA, and by similar agencies in other countries. The requirements that clinical trials must meet include institutional review board (IRB), or ethics committee oversight, informed consent and good clinical practices. Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information for each therapeutic indication to establish the product candidate’s safety and efficacy. In order for us or our collaborators to conduct human clinical trials in the US for our drug candidates, we or they must obtain and maintain an effective IND. In connection with obtaining and maintaining an IND, we or our collaborators may be required to provide the FDA with supplementary information regarding our preclinical testing of these drug candidates and the clinical trials conducted in foreign countries. We cannot assure you that we will be able to satisfactorily address any concerns the FDA may have. If we are unable to satisfy the FDA with respect to a certain drug candidate, we may be prevented from proceeding with the development of that drug candidate in the US. Or alternatively, if the FDA approval process is lengthier than what we anticipate, our schedule for commencing clinical trials may be delayed as we respond to FDA inquiries and we may incur additional costs associated with such delays. For example, in May 2006, we submitted an IND for a proposed Phase 2a clinical trial of MEM 3454 in Alzheimer’s disease, which we subsequently withdrew based on certain feedback from the FDA concerning the potential for impurities in the clinical material that we proposed for use in the Phase 2a trial. In September 2006, we filed a new IND for this proposed clinical trial and, in October 2006, the FDA placed the trial on clinical hold, seeking clarification of the changes and additions that we made to the IND from the first submission. We responded to the FDA in November 2006 and in December 2006, the FDA completed its review of the IND and released the clinical hold on the development of this drug candidate. Although we were ultimately able to secure the FDA’s approval of the IND for this drug candidate, the clinical hold caused a significant delay in the timing of this trial, which resulted in certain additional costs with respect to the trial. In addition, we cannot assure you that we will be able to satisfy the FDA with respect to other drug candidates in the future.

It takes years to complete the testing of a drug candidate, and failure can occur at any stage of testing. For example, our testing may be delayed or halted due to any of the following:

•	any preclinical test or clinical trial may fail to produce safety, tolerability and efficacy results satisfactory to the FDA or foreign regulatory authorities;

•	preclinical and clinical data could be interpreted in different ways, which could delay, limit or prevent regulatory approval;

•	negative or inconclusive results from a preclinical test or clinical study or adverse medical events during a clinical trial could cause delays in the completion of the preclinical test or clinical study, or could cause a preclinical study or clinical trial to be repeated, additional tests to be conducted or a program to be terminated, even if other studies or trials relating to the program are successful;

•	the FDA or foreign regulatory authority could impose conditions on the scope or design of a clinical trial;

•	the FDA or foreign regulatory authority could place a clinical hold on a trial if, among other reasons, it requires further information regarding certain results or events during preclinical tests or clinical trials, or it finds that patients enrolled in the trial are or would be exposed to an unreasonable and significant risk of illness or injury;

•	the FDA or foreign regulatory authority might not approve the manufacturing processes or facilities that we utilize, or the processes or facilities of our collaborators;

•	we may encounter delays in obtaining IRB approval to conduct a clinical trial at a prospective study site or in revising a clinical trial protocol after the clinical trial has commenced;

•	any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable;

•	we or our collaborators may encounter delays based on changes in regulatory agency policies during the period in which we develop a drug or the period required for review of any application for regulatory agency approval;

•	our clinical trials may not demonstrate the safety, tolerability and efficacy of our drug candidates or result in marketable products; and

•	we or our collaborators may encounter delays in obtaining a sufficient supply of a drug candidate for use in our clinical trials either due to the amount of time required to manufacture a sufficient supply for larger clinical trials or as a result of manufacturing or quality assurance issues.

In addition, we or our collaborators may encounter delays based on our inability to enroll or retain a sufficient number of healthy volunteers or patients to complete our clinical trials. This could affect our ability to complete a clinical trial in the time frame we have planned, its validity or statistical significance and its cost. Enrollment depends on many factors, including: the size of the patient population, the nature of the trial protocol, the proximity of volunteers/patients to clinical sites, the inclusion criteria for the study and whether recruitment from the same patient population is ongoing for clinical trials by other companies. Enrollment is particularly challenging for clinical trials that involve patients with Alzheimer’s disease. In both our MEM 1003 Phase 2a AD clinical trial that we commenced in November 2005, and our earlier Phase 1b safety and tolerability study of MEM 1003, we experienced slower than anticipated enrollment and, as a result, we had to extend the time schedule for these trials and take steps to improve enrollment, all of which resulted in increased costs.

We cannot assure you that our clinical trials will commence, proceed or be completed on schedule. Delays in securing the required approvals or in enrolling patients for a clinical study could result in increased costs, program delays or both, which could have a harmful effect on our ability to develop products. In addition, delays in completing our clinical trials or the rejection of data from a clinical trial by regulatory authorities will result in increased development costs and could have a material adverse effect on the development of our drug candidates.

We may not be able to succeed in our business model of seeking to enter into collaborations at early stages of development. We currently do not have a collaboration partner for MEM 1003, our most clinically advanced drug candidate, or for our PDE4 inhibitor program, which we recently reacquired all of the development and commercialization rights to from Roche.

Our current strategy for developing, manufacturing and commercializing our drug candidates includes securing collaborations with pharmaceutical and biotechnology companies relatively early in the drug development process and for these collaborators to undertake some or all of the clinical development and commercialization of our drug candidates. Although we have entered into several collaborations to date, each for a program which was, at that time, still in the preclinical stage of development, we face significant competition in attracting appropriate collaborators. As a result, it may be difficult for us to find third parties that are willing to enter into collaborations for our other development programs or programs at an early stage. In addition, collaborations are complex and require a significant amount of resources and time to negotiate and maintain. Even if we do enter into early stage collaborations, we cannot assure you that any such collaborations will continue through the clinical development and commercialization stages.

If we are not able to enter into additional collaborations, we could be required to undertake and fund further development, clinical trials, manufacturing and marketing activities for these programs, at our own expense. If we do enter into other collaborations or arrangements for our other programs, we may not accurately assess the commercial potential or target market for a program and may relinquish valuable rights to that program or we or our partners may later determine that it is appropriate to amend or terminate such program.

With the exception of our Phase 2a bipolar disorder clinical trial, we have funded our MEM 1003 program on our own and, as part of that program, are currently funding the MEM 1003 Phase 2a AD clinical trial, while continuing to explore the potential for a collaboration for this drug candidate. We cannot assure you that we will be successful in entering into a collaboration for MEM 1003 on favorable terms, if at all. If, following the completion of the MEM 1003 Phase 2a AD clinical trial, we have been unable to find a collaboration partner for MEM 1003, we may at that time choose to continue the development of MEM 1003 at our own expense. In addition, in June 2007, we reacquired all of the development and commercialization rights to our PDE4 inhibitor program from Roche. We are currently evaluating alternatives for the further development of this program, which could include taking the program forward, in whole or in part, on our own or with a new collaboration partner. If we choose to take either or both MEM 1003 and the PDE4 inhibitor program forward on our own, our requirements for capital will substantially increase. Such capital might not be available on favorable terms, or at all. Alternatively, we would have to delay, substantially reduce or cease our efforts on certain of our drug candidates and/or our development or exploratory programs.

We are dependent upon our collaboration partners to conduct clinical trials and to manufacture, market and sell our products.

Based on our strategy of securing collaborations with pharmaceutical and biotechnology companies that would undertake later-stage clinical development and commercialization of our products, we have entered into three collaborations to date, two with Roche and one with Amgen. We do not have day-to-day control over the activities of our collaboration partners, and we are unlikely to control the activities of any other collaborators with which we enter into agreements. Roche and Amgen have, and any other collaborators will have, significant discretion in determining the efforts and amount of resources that they dedicate to our collaborations. In addition, either Roche or Amgen or any other future collaboration partner may adhere to criteria for determining whether to proceed with clinical development of a particular compound that leads them to terminate a clinical development program under circumstances where we might have continued such a program. For example, in April 2005, Roche decided not to pursue further clinical development of the two named PDE4 inhibitor drug candidates that were being developed under our 2002 collaboration with Roche for the development of PDE4 inhibitors, MEM 1414 and its back-up candidate, MEM 1917 and, in June 2007, we reacquired all of the development and commercialization rights to our PDE4 inhibitor program from Roche. We cannot assure you that we will be successful in securing a new collaboration partner for this program or that we will continue the development of this program on our own.

Our ability to generate milestone payments and royalties from our collaborators depends on our collaborators’ ability to establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of products developed from our drug candidates. In addition to testing and seeking regulatory approval, we are dependent on our collaborators for the manufacturing of clinical scale quantities of some of our drug candidates and would be dependent on them in the future for commercial scale manufacturing, distribution and direct sales. Our collaborators may not be successful in manufacturing our drug candidates on a commercial scale or in successfully commercializing them.

Under our collaboration agreements, our collaboration partners’ termination rights include the ability to terminate the collaboration with us at any time, with or without cause, on relatively short notice. Future collaboration partners, if any, are also likely to have the right to terminate the collaboration on relatively short notice. Under our 2003 collaboration with Roche for the development of nicotinic alpha-7 agonists, which was amended and restated in 2006 (the “Amended and Restated 2003 Roche Nicotinic Alpha-7 Agonist Agreement”), Roche has the right to obtain an exclusive license to MEM 3454 following the completion of the MEM 3454 Phase 2a AD clinical trial. To maintain its rights to MEM 3454, Roche has to make an additional payment to us following the completion of the Phase 2a clinical trial of MEM 3454 in CIAS. If Roche does not exercise its option to an exclusive license to MEM 3454 or if after acquiring the license Roche chooses not to maintain it or terminates development of MEM 3454 before it is commercialized, we would not receive further milestone payments or be eligible for royalties with respect to MEM 3454. Our 2005 collaboration agreement with Amgen for the development of PDE10 inhibitors (the “Amgen PDE10 Inhibitor Agreement”) provides that upon the occurrence of certain events, including a change of control (which, under certain circumstances, could be triggered by a sale of 20% of our shares to certain pharmaceutical or biotechnology entities), certain rights and obligations under that agreement terminate (subject to reinstatement in certain cases), including our right to participate in the collaboration and Amgen’s obligations to fund our research and development and to use commercially reasonable efforts to develop and commercialize PDE10 inhibitors. If Roche, Amgen or any future collaborator terminates its collaboration with us or fails to perform or satisfy its obligations to us, the development or commercialization of our drug candidates being developed under those collaborations would be significantly delayed or halted and our ability to realize milestone payments and royalty revenue would be adversely affected.

Our collaborations are subject to many risks, which could prevent us from developing and commercializing our drug candidates.

We are dependent on our collaboration partners for drug development and commercialization. Our existing collaborations and any future collaboration may not be scientifically or commercially successful. In addition, any collaboration partner may be unwilling or unable to fulfill its obligations to us, including its development and commercialization responsibilities in respect of our drug candidates. Additional risks that we face in connection with our collaborations include the following:

•	our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us;

•	collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products;

•	our collaborators may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or potentially invalidate our proprietary information or expose us to potential liability;

•	our collaborators may encounter conflicts of interest, changes in business strategy or other business issues which could adversely affect their willingness or ability to fulfill their obligations to us (for example, pharmaceutical and biotechnology companies historically have re-evaluated their priorities following mergers and consolidations, which have been common in recent years in these industries); and

•	disputes may arise between us and our collaborators delaying or terminating the research, development or commercialization of our drug candidates, resulting in significant litigation or arbitration that could be time-consuming and expensive, or causing our collaborators to act in their own self-interest and not in the interest of our stockholders.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire. The termination of any collaboration that we enter into could adversely affect the future prospects of drug candidates being developed under that collaboration and our ability to commercialize those drug candidates. Any termination or expiration of a collaboration would adversely affect us financially and could harm our business reputation. In such event, we might be required to devote additional resources to a development program or a drug candidate, seek a new collaborator, or abandon the development of a drug candidate, or an entire development program, any of which could have a material adverse effect on our business.

In addition to our collaborations, we are dependent on certain license relationships.

We have in-licensed technology that is important to our business, and we may enter into additional licenses in the future. For example, we hold a license from Bayer for intellectual property relating to MEM 1003. Our license from Bayer imposes on us development and commercialization obligations, milestone and royalty payment obligations and other obligations. Other licenses to which we are a party contain, and we expect that any future in-licenses will contain, similar provisions. If we fail to comply with these obligations to Bayer or to any other licensor, the licensor may have the right to terminate the license, in which event we would not be able to commercialize drug candidates or technologies that were covered by the license. Also, the milestone and other payments associated with these licenses could make it less profitable for us to develop drug candidates utilizing these drug candidates and technologies.

In the event that our license agreements are terminated, we may not be able to obtain licenses for alternative drug candidates or technologies on terms favorable to us, if at all. If any of our licensors terminates or breaches its agreement with us, such termination or breach could have a material adverse effect on our business.

Our secured loan agreement contains various covenants that may restrict our business and financing activities.

On March 16, 2007, we entered into a $10.0 million loan and security agreement with Hercules, a third party lender (the “Original Hercules Loan Agreement”). On June 18, 2007, the agreement was amended to increase the amount available to us under the loan agreement to $15.0 million (the “Hercules Amendment,” together with the Original Hercules Loan Agreement, the “Hercules Loan Agreement”)). As of June 30, 2007, we had borrowed $11.0 million from Hercules under the Hercules Loan Agreement. Loans under the Hercules Loan Agreement are secured by substantially all of our assets, other than our intellectual property rights. The Hercules Loan Agreement contains covenants that, among other things, restrict our ability to:

•	incur indebtedness;

•	pay cash dividends on our capital stock;

•	repurchase or redeem our capital stock;

•	make certain types of investments;

•	create liens;

•	use assets as security in other transactions;

•	sell certain assets; and

•	enter into certain transactions with our employees, officers or directors.

These restrictions may limit our operational flexibility and our financing activities. Based on our current business plan, we will need to raise additional equity or other financing to finance our future requirements. However, due to the restrictive nature of these covenants, we may not be able to obtain additional financing on acceptable terms, or at all. In addition, any failure to comply with these restrictions or our other covenants contained in the Hercules Loan Agreement may restrict our ability to borrow additional funds under that agreement and result in an event of default. Such default may allow Hercules to accelerate the maturity of our obligations. If our debt were to be accelerated, we cannot assure you that we would be able to repay it. If we cannot repay all amounts that we have borrowed under the Hercules Loan Agreement, Hercules could proceed against our pledged assets. In addition, our default could give Hercules the right to terminate any commitments that it has made to provide us with additional funds.

We face intense competition in the development and commercialization of our drug candidates.

The development and commercialization of new drugs is highly competitive. There are a number of companies that focus on the CNS disease markets and the targets that we are addressing. We face competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Additionally, various large pharmaceutical and biotechnology companies, universities and public agencies are developing and using technologies to address the treatment of cognitive disorders. Many of our competitors possess greater financial, managerial, scientific and technical resources than we do and have significantly more experience in preclinical testing, human clinical trials, product manufacturing, the regulatory approval process and marketing and distribution than we do, all of which put us at a competitive disadvantage. We face and will continue to face competition in the discovery, in-licensing, development and commercialization of our drug candidates, which could severely impact our ability to generate revenue or achieve significant market acceptance of our drug candidates. Furthermore, new developments, including the development of other drugs and technologies and methods of preventing the incidence of disease, such as vaccines are constantly occurring in the pharmaceutical industry. These developments could render our drug candidates obsolete or noncompetitive. We are aware that there are a number of drugs under development by both large pharmaceutical companies and small biotechnology companies for additional treatments of Alzheimer’s disease, schizophrenia and depression.

We depend on our key scientific and other key personnel and have experienced turnover in our key senior management. If we are not able to retain our key scientific and other key personnel or recruit additional scientific and technical personnel, our business will suffer.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. Our employment agreements with our executive officers are terminable by us or the executive without notice. The loss of the services of one or more of our key employees or the inability to attract and retain qualified personnel could have an adverse impact on our business and prospects. We do not carry key man life insurance on any of our key personnel.

We face competition for research scientists and technical staff from other companies, academic institutions, government entities, nonprofit laboratories and other organizations. To pursue our product development plans, we will need to hire additional management personnel and additional qualified scientific personnel to perform research and development. If we cannot continue to attract and retain, on acceptable terms, the qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow.

If our preclinical and clinical investigators, third-party contract research organizations and consultants do not perform in an acceptable and timely manner, our preclinical testing or clinical trials could be delayed or unsuccessful.

We do not have the ability to conduct our preclinical testing or clinical trials independently and have limited experience in conducting clinical trials. In addition to our collaborators, we rely and will continue to rely on preclinical and clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with preclinical testing or clinical trials. From time to time, preclinical and clinical investigators, third-party contract research organizations and consultants have not performed in a manner that we believed was acceptable or timely. In each case we have discussed and resolved these issues with the vendor, and none of these issues have led to a material delay or other material adverse effect on our preclinical testing or clinical trials. The investigators we use for our clinical trials are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may fail to devote sufficient time and resources to our drug development programs, fail to enroll patients as rapidly as expected, or otherwise fail to perform in a satisfactory manner. The failure of any vendor to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements or preclinical testing or clinical trial protocol, could cause a delay or other material adverse effect on our preclinical testing, clinical trials and ultimately on the timely advancement of our development programs.

If we or our collaborators cannot locate acceptable contractors to run a portion of our or our collaborators’ preclinical testing or clinical trials or enter into favorable agreements with them, or if these third parties do not successfully carry out their contractual duties, satisfy FDA and other US and foreign legal and regulatory requirements for the conduct of preclinical testing and clinical trials or meet expected deadlines, our preclinical or clinical development programs and those of our collaborators could be delayed and otherwise adversely affected.

If we or our collaborators fail to obtain regulatory clearance for our current or future drug candidates, we will be unable to market and sell any products and therefore may never be able to generate product revenue or be profitable.

We or our collaborators will be required to obtain from the FDA and to maintain an effective IND to conduct human clinical trials in the US and must obtain and maintain regulatory approval for commercial distribution. This process is expensive, uncertain and takes many years. In order to obtain regulatory clearance to conduct clinical trials in the US and eventually obtain approval in the US, we or our collaborators must provide the FDA with data sufficient to demonstrate the safety and efficacy of each drug candidate. None of our drug candidates is currently approved for sale by the FDA or by any other regulatory agency in the world, and our drug candidates may never be approved for sale or become commercially viable. If we, either alone or with collaborators, are unable to successfully complete clinical trials of any of our current or future drug candidates, or if the results of these trials are not positive or are only modestly positive, we or our collaborators may not be able to obtain marketing approval for any drugs or may obtain approval for indications that are not as broad as we wanted. If this occurs, our business will be materially harmed, our ability to generate revenue will be severely impaired and our stock price may decline.

In addition, during the clinical development of our drug candidates, the policies of the FDA may change and additional regulations may be enacted which could prevent or delay regulatory approval of our drug candidates. Moreover, increased attention to the containment of health care costs in the US and in foreign markets could result in new government regulations that could have a material adverse effect on our business. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the US or abroad.

Failure to obtain regulatory approval in foreign jurisdictions would prevent us from marketing our products abroad.

We intend to have our products marketed outside the US. In order to market our products in the European Union and many other foreign jurisdictions, we or our collaborators must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process entails all of the risks associated with obtaining FDA approval. We and our collaborators may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We and our collaborators may not be able to file for, and may not receive, necessary regulatory approvals to commercialize our products in any market. If we or our collaborators fail to obtain these approvals, our business, financial condition and results of operations could be materially and adversely affected.

Our potential products may not be commercially viable if we or our collaborators fail to obtain an adequate level of reimbursement for these products by Medicare and other third-party payors or if the pricing for these products is set at unsatisfactory levels by foreign countries.

Our commercial success will depend in part on third-party payors such as government health administration authorities, including Medicare, private health insurers and other organizations agreeing to reimburse patients for the costs of our products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Because most persons suffering from Alzheimer’s disease are elderly, we expect that coverage for any products that we and our collaborators successfully develop to treat Alzheimer’s disease in the US will be provided primarily through the Medicare program. Our business would be materially adversely affected if the Medicare program were to determine that our drugs are “not reasonable and necessary” and deny reimbursement of our or our collaborators’ prospective products. Our business could also be adversely affected if the Medicare program or other reimbursing bodies or payors limit the indications for which our or our collaborators’ prospective products will be reimbursed to a smaller set of indications than we believe is appropriate.

In some foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take 6 to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we or our collaborators may be required to conduct a clinical trial that compares the cost-effectiveness of our products to other available therapies. If reimbursement for our products in foreign countries is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be materially harmed.

If physicians and patients do not accept our product candidates, we may be unable to generate significant revenue.

Even if our drug candidates obtain regulatory approval, they still may not gain market acceptance among physicians, patients and the medical community, which would limit our ability to generate revenue and would adversely affect our results of operations. Physicians will not recommend products developed by us or our collaborators until clinical data or other factors demonstrate the safety and efficacy of our products as compared to other available treatments. In addition, competitors may be more effective in marketing their drugs. Even if the clinical safety and efficacy of products developed from our drug candidates is established, physicians may elect not to recommend these products for a variety of factors, including the reimbursement policies of government and third-party payors.

We have no manufacturing capacity and depend on third parties to supply us with the compounds under development, to develop effective formulations and to manufacture our products.

We have no manufacturing experience, and we currently lack the resources and capability to develop formulations and manufacture any of our drug candidates on a clinical or commercial scale. We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates under development, and we do not currently intend to do so in the foreseeable future. As a result, we are dependent on third parties, including our collaboration partners, for the formulation and manufacture of clinical and commercial scale quantities of our drug candidates. If we or our collaborators are unable to secure an adequate supply of our compounds under development, or if the third parties we contract with are unable to develop effective formulations or to timely manufacture our drug candidates for our clinical trials in accordance with our specifications and timely deliver the drug candidates to the appropriate clinical trial sites, we may encounter delays in our clinical trials. Although we believe that there is an adequate number of suppliers for compounds such as ours, we could experience a shortage of suppliers, or an interruption in supply if a supplier relationship were terminated, that could have an adverse effect on our or our collaborators’ ability to supply products. In addition, in the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third-party manufacturers in a timely manner.

Manufacturing of our products must meet applicable regulatory standards.

We, our collaborators and our third-party manufacturers are required to adhere to federal current good manufacturing practices requirements. Under these requirements, our drug candidates must be manufactured and our records maintained in a prescribed manner with respect to manufacturing, testing, quality control and other activities. Furthermore, the manufacturing facilities used by us or our collaborators must pass a pre-approval inspection by the FDA and foreign authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities. These inspections may result in compliance issues that could prevent or delay marketing approval, result in interruption or shortage of clinical or commercial product or require the expenditure of money or other resources to correct. We cannot control these manufacturing facilities’ compliance with FDA requirements and may be limited to certain contractual remedies and rights of inspection. If these manufacturing facilities fail to comply with applicable regulatory requirements, we may not be granted approval for marketing, and we could, among other things, be subject to fines, total or partial suspension of production, withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

We face the risk of product liability claims and may not be able to obtain insurance.

Our business exposes us to the risk of product liability claims that is inherent in the development of drugs. If the use of one or more of our or our collaborators’ drugs harms people, we may be subject to costly and damaging product liability claims brought against us by clinical trial participants, consumers, health care providers, pharmaceutical companies or others selling our products. We have product liability insurance that covers our clinical trials up to an aggregate of $10.0 million annually, with a deductible of $25,000 per claim. We believe that this coverage is consistent with industry practice, but we cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we currently hold may not be adequate to cover all liabilities we might incur. We intend to expand our insurance coverage to include the sale of commercial products if we obtain marketing approval for our drug candidates in development, but we may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. If we are unable to obtain insurance at an acceptable cost or otherwise protect against potential product liability claims, we will be exposed to significant liabilities, which may materially and adversely affect our business and financial position. If we are sued for any injury allegedly caused by our or our collaborators’ products, our liability could exceed our total assets and our ability to pay the liability. A successful product liability claim or series of claims brought against us would decrease our cash and could cause our stock price to fall.

Our or our collaborators’ products could be subject to restrictions or withdrawal from the market. We or they may be subject to penalties if we or they fail to comply with post-approval regulatory requirements or experience unanticipated problems with any approved products.

If we or our collaborators obtain marketing approval for a product, that product, along with the associated manufacturing processes, any post-approval clinical data and the advertising and promotional activities for the product will be subject to continual regulatory requirements, review and periodic inspections by the FDA and other regulatory bodies. Even if regulatory approval of a product is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to other restrictive conditions of approval. Furthermore, any approval may contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Later discovery of previously unknown problems with our products, supplier processes, or failure to comply with regulatory requirements, may result in:

•	product recalls;

•	revocation of previously granted approvals;

•	the need to conduct additional clinical trials; and

•	fines and other censures.

We or our collaborators may be slow to adapt, or we or they may not be able to adapt, to changes in existing regulatory requirements or adoption of new regulatory requirements or policies.

Our business activities require compliance with environmental laws. If we violate these laws, we could be subject to significant fines, liabilities or other adverse consequences.

Our research and development programs involve the controlled use of hazardous materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. Although we believe that our safety procedures for handling and disposing of these materials comply in all material respects with the standards prescribed by state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In addition, our collaborators may not comply with these laws. In the event of such an accident or failure to comply with environmental laws, we could be held liable for damages that result, and any such liability could exceed our assets and resources.

Risks Relating to Intellectual Property

If we are unable to obtain intellectual property protection for our chemical compounds and research tools, the value of our technology and products will be adversely affected.

Our success depends in part on our ability to obtain and maintain intellectual property protection for our drug candidates, technology and know-how. Our policy is to seek to protect our chemical compounds and technologies by, among other methods, filing US and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We, our collaborators or our licensors file patent applications directed to all drug candidates in an effort to establish intellectual property positions regarding new chemical entities relating to our drug candidates as well as uses of new chemical entities in the treatment of CNS disorders.

The patent positions of companies like ours are generally uncertain and involve complex legal and factual questions. Our ability to maintain and solidify our proprietary position for our technology will depend on our success in obtaining effective patent claims and enforcing those claims once granted. We do not know whether any of our patent applications or those patent applications that we license will result in the issuance of any patents. Our issued patents and those that may be issued in the future, or those licensed to us, may be challenged, invalidated, rendered unenforceable or circumvented, which could limit our ability to stop competitors from marketing related products for the length of term of patent protection that we may have for our or our collaborators’ products. In addition, the rights granted under any issued patents may not provide us with competitive advantages against competitors with similar compounds or technologies. Furthermore, our competitors may independently develop similar technologies or duplicate any technology developed by us in a manner that does not infringe our patents or other intellectual property. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products or those developed by our collaborators can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantages of the patent.

We rely on trade secrets and other confidential information to maintain our proprietary position.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we have entered into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also provide that inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by others in their work for us, disputes may arise as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and could have a material adverse effect on our operating results, financial condition and future growth prospects.

We may be involved in lawsuits to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time consuming.

Competitors may infringe our patents or the patents of our collaborators or licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings brought by the US Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications or those of our collaborators or licensors. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able, alone or with our collaborators and licensors, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the US.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Under our agreement with Bayer, we have the first right, but not the obligation, to enforce the patent rights covered under the agreement with respect to infringement or interference by any third party. Under our Amended and Restated 2003 Roche Nicotinic Alpha-7 Agonist Agreement, Roche generally has the first right to bring an action with respect to the infringement of patent rights covered under the applicable agreement. In the event that Roche does not exercise this right, we retain the right to bring the infringement action. Also under that agreement, prior to Roche exercising its right to obtain a license to MEM 3454, we will have the first right to bring an action with respect to the infringement of patent rights related to MEM 3454. Under our 2005 Amgen PDE10 Inhibitor Agreement, Amgen has the sole and exclusive right to enforce the patent rights under that agreement. Under our agreement with NPS Allelix Corp. for the development of 5-HT6 antagonists, we have the first right to bring an action with respect to the infringement of patent rights covered thereunder. In the event that we do not exercise this right, NPS retains the right to bring an infringement action for certain patent rights. We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be very expensive and distract our management.

Third parties may own or control patents or proprietary rights that are infringed by our technologies or drug candidates.

Our success depends in part on avoiding the infringement of other parties’ patents and proprietary rights as well as avoiding the breach of any licenses relating to our technologies and products. In the US, patent applications filed in recent years are confidential for 18 months, while older applications are not published until the patent issues. As a result, there may be patents of which we are unaware, and avoiding patent infringement may be difficult. We may inadvertently infringe third-party patents or proprietary rights. These third parties could bring claims against us, our collaborators or our licensors that even if resolved in our favor, could cause us to incur substantial expenses and, if resolved against us, could additionally cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, our collaborators or our licensors, we or they could be forced to stop or delay research, development, manufacturing or sales of any infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Such a license may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with the infringing product. Even if we, our collaborators or our licensors were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the US, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

Any successful infringement action brought against us, our collaborators, or our licensors may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well as our marketing of other products based on similar technology. Furthermore, we may suffer adverse consequences from a successful infringement action against us, our collaborators or our licensors even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any infringement action against us, our collaboration partners or our licensors would likely delay the regulatory approval process, harm our competitive position, be very costly and require significant time and attention of our key management and technical personnel.

Risks Relating to our Common Stock

Our executive officers, directors and their affiliates have the ability to significantly influence all matters submitted to stockholders for approval.

As of August 1, 2007, our executive officers, directors and their affiliates beneficially owned shares representing approximately 34.8% of our outstanding common stock. Accordingly, these executive officers, directors and their affiliates, acting as a group, have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change of control of us, even if such a change of control would benefit our other stockholders.

If we do not maintain effectiveness of our registration statements covering the resale of certain shares of our common stock, we may be required to pay certain liquidated damages, which could be material in amount.

Under the terms of our 2005, 2006 and 2007 private placements and our debt financing with Hercules, we may be required to pay certain liquidated damages to the purchasers in the private placements and to Hercules in the event that the applicable resale registration statements do not remain in effect through specified dates. The only exception is our right, without incurring liquidated damages, to suspend the use of these registration statements for up to 30 days on two occasions in any 12-month period in the case of the 2005 private placement and up to 90 days (which may be non-consecutive) in any 12-month period in the case of our 2006 and 2007 private placements. Subject to these exceptions, for each 30-day period or portion thereof when the registration statement is not effective, we are obligated to pay cash penalties to each holder of registrable securities in an amount in cash equal to 1.0% of that holder’s aggregate purchase price, up to a maximum of 10% of the aggregate purchase price paid by that holder for holders that participated in the 2006 and 2007 private placements and for holders that participated in the 2005 private placement there is no maximum amount that we could be required to pay. If we were required to pay cash penalties to the participants in our 2005, 2006 and 2007 private placements, the amount of the penalties could be material. If we are unable to maintain the effectiveness of these registration statements through the specified time periods, the amounts we would be required to pay could materially adversely affect our financial condition.

Our stock price is subject to fluctuation, which may cause an investment in our stock to suffer a decline in value.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	announcements regarding the results of preclinical tests or clinical studies involving our drug candidates;

•	disputes, modifications, terminations or other developments regarding our collaborations;

•	announcements regarding new collaborations or changes to current collaborations;

•	announcements regarding technological innovations or new products by us, our collaboration partners or our competitors;

•	changes in the market valuations of similar companies;

•	conditions or trends in the biotechnology and pharmaceutical industries;

•	developments relating to patents and other intellectual property rights, including disputes with licensors or other third parties, litigation matters and our ability to obtain patent protection for our chemical compounds or technologies;

•	FDA or international regulatory actions;

•	additions to or departures of our key personnel;

•	actual or anticipated variations in quarterly operating results;

•	changes in financial estimates by, or expectations of securities analysts; and

•	sales of our common stock.

In addition, public companies in general and companies listed on The Nasdaq Global Market in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and other life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources.

Antitakeover provisions that we have in place could entrench our management team and delay or prevent an acquisition. These provisions could adversely affect the price of our common stock because purchasers cannot acquire a controlling interest.

Provisions of our Amended and Restated Certificate of Incorporation, or Certificate of Incorporation, and Amended and Restated Bylaws, or Bylaws, and applicable provisions of the General Corporation Law of the State of Delaware may make it more difficult for or prevent a third party from acquiring control of us without the approval of our Board of Directors. These provisions include:

•	a classified Board of Directors;

•	limitations on the removal of directors;

•	limitations on stockholder proposals at meetings of stockholders;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval.

The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our Certificate of Incorporation. In addition, absent approval of our Board of Directors, our Bylaws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit large stockholders from consummating a merger with or acquisition of us. These provisions may have the effect of entrenching our management team and preventing a merger or acquisition that would be attractive to stockholders. As a result, these provisions may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the market price of our common stock.

If there are substantial sales of our common stock, our stock price could decline.

If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell shares of common stock, the market price of our common stock could decline significantly. All of the shares sold in our initial public offering in April 2004, in our 2005, 2006 and 2007 private placements and in connection with our funding agreement with SMRI for the Phase 2a trial of MEM 1003 in bipolar disorder and our Hercules debt financing are freely tradable without restriction or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. Substantially all other shares of our common stock are saleable under Rule 144 under the Securities Act.

Because we do not intend to pay dividends, you will benefit from an investment in our common stock only if it appreciates in value.

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. The success of your investment in our common stock will likely depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which you purchased your shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or our prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: our ability to enter into and maintain collaborations with third parties for our drug development programs; our dependence on our collaborations and our license relationships; our ability to successfully conduct preclinical and clinical trials of our drug candidates that demonstrate these candidates’ safety and effectiveness; our ability to obtain regulatory approvals to conduct clinical trials and to commercialize our drug candidates; our ability to achieve milestones under our collaborations; our ability to obtain additional financing to support our R&D and clinical activities and operations; our dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and our ability to protect the intellectual property developed by or licensed to Memory Pharmaceuticals. Our forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in this prospectus supplement. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. We disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus supplement.

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling stockholders. See “Selling Stockholders” below.

SELLING STOCKHOLDERS

The shares of common stock covered hereby consist of:

•	1,134,811 shares of our common stock that we issued to the selling stockholders; and

•	1,077,735 shares of our common stock issuable upon exercise of warrants to purchase common stock.

In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus forms a part, with respect to the resale or other disposition of the shares of common stock covered by this prospectus supplement or interests therein from time to time on The Nasdaq Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares currently held by a selling stockholder, plus (ii) all shares purchased by the selling stockholder that are covered by this prospectus supplement, as well as (iii) all options, warrants or other derivative securities which are exercisable within 60 days of July 20, 2007. The percentages of shares owned after the offering are based on 72,582,840 shares of our common stock outstanding as of July 20, 2007.

Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

The selling stockholders may sell some, all or none of their shares of common stock covered by this prospectus supplement. We do not know how long the selling stockholders will hold their shares of common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder other than the securities purchase agreement pursuant to which the selling stockholders purchased their shares of common stock from us. The shares covered by this prospectus supplement may be offered from time to time by the selling stockholders, although the warrant shares will not be covered by this prospectus supplement until the related warrants are exercised. Accordingly, for purposes of this table, we have assumed that, after completion of the offering, the only shares that will continue to be held by the selling stockholders are those which are not being registered hereunder.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

The following table sets forth, to our knowledge, information about the selling stockholders as of July 20, 2007.

Number of
	Number of			Shares of
	Shares of		Number of	Common
	Common		Shares of	Stock	Shares of Common
	Stock		Common	Underlying	Stock Beneficially
	Beneficially		Stock	Warrants	Owned after the
	Owned		Registered	Registered	Completion of
	Prior to the		for Sale	for Sale	Offering
Name of Selling Stockholder	Offering		Hereby	Hereby	Number	Percent

Hercules Technology Growth Capital, Inc.	923,607		—	923,607	—	—
The Stanley Medical Research Institute	1,231,069	(1)	1,076,941	154,128	—	—
The Sylvan C. Herman Foundation	60,870		57,870	—	3,000	*

*	Less than 1%

(1)	This number includes 440,367 shares of our common stock and warrants to purchase 154,128 shares of our common stock at an exercise price of $2.62 per share, which we issued pursuant to our Securities Purchase Agreement, dated December 19, 2005, with Stanley Medical Research Institute. The warrants expire on December 19, 2010.

PLAN OF DISTRIBUTION

Any selling stockholder may sell securities under this prospectus supplement in public offerings:

•	through one or more underwriters or dealers;

•	through other agents; or

•	directly to purchasers.

The securities that any selling stockholder may sell under this prospectus supplement may be priced:

•	at a fixed public offering price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

If any selling stockholders use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. Any selling stockholder may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.

If this registration statement is used for an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, the amount of securities registered under this registration statement for such an offering may not exceed 10% of the aggregate market value of our outstanding voting stock as proscribed by Rule 415(a)(4) of the Securities Act.

Any selling stockholder may also sell securities directly or through agents. Any selling stockholder may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from any such selling stockholder at the applicable public offering price pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

Any selling stockholder may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Any selling stockholder may also use underwriters or agents with whom such selling stockholder has a material relationship.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

In compliance with guidelines of the National Association of Securities Dealers, Inc., or the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

The validity of the securities covered by this prospectus supplement has been passed upon for us by Covington & Burling LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus supplement and the accompanying prospectus, which means that information included in those documents is considered part of those documents. Information that we file with the SEC after the effective date of this prospectus supplement and the accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares of common stock that are part of this offering are sold.

The following documents filed with the SEC are incorporated by reference in this prospectus supplement:

•	our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on January 11, 2007, January 29, 2007, February 20, 2007, March 5, 2007, March 6, 2007, March 14, 2007, March 20, 2007, April 5, 2007, June 21, 2007, July 12, 2007 and Item 8.01 to our Current Report on Form 8-K, filed with the SEC on August 9, 2007;

•	the description of our common stock in our Registration Statement on Form S-1/A (File No. 333-111474) filed on April 2, 2004, including any amendment or reports filed for the purpose of updating this description; and

•	any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement until the termination of this offering.

You may access our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus supplement or the accompanying prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, Memory Pharmaceuticals Corp, 100 Philips Parkway, Montvale, New Jersey 07645, or call (201) 802-7100.

MEMORY PHARMACEUTICALS CORP.

$75,000,000
Common Stock
Preferred Stock
Warrants
Units

We may offer under this prospectus from time to time, at prices and on terms to be determined by market conditions at the time we make the offer, up to an aggregate of $75,000,000 of our:

•	common stock, par value $0.001 per share;

•	preferred stock, par value $0.001 per share;

•	warrants to purchase common stock, or preferred stock, or

•	any combination of the above, separately or as units.

The selling stockholders identified in this prospectus may offer from time to time up to an aggregate of 1,134,811 shares of our common stock and 1,077,735 shares of our common stock issuable upon the exercise of warrants. See “Selling Stockholders” beginning on page 4.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Before you invest in our securities, you should carefully read both this prospectus and the prospectus supplement related to the offering of the securities.

Our common stock is listed on the Nasdaq Global Market under the symbol “MEMY.” On July 20, 2007, the last reported sales price for our common stock was $2.37 per share.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

If we sell securities through agents or underwriters, we will include their names and the fees, commissions and discounts they will receive, as well as the net proceeds to us, in the applicable prospectus supplement.

The date of this prospectus is August 7, 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling stockholders are making offers to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only and that any information we have incorporated by reference is accurate as of the date of the document incorporated by reference only, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus in its entirety, including the “Risk Factors” section and the documents incorporated by reference herein. As used in this prospectus, unless otherwise specified or the context requires otherwise, the terms “Memory Pharmaceuticals,” “we,” “our,” and “us” refer to Memory Pharmaceuticals Corp.

Our Business

We are a biopharmaceutical company focused on the discovery and development of innovative drug candidates for the treatment of a broad range of central nervous system (CNS) conditions, many of which exhibit significant impairment of memory and other cognitive functions. These conditions include neurological diseases associated with aging, such as Alzheimer’s disease, and also include certain psychiatric disorders such as schizophrenia, bipolar disorder and depression. Although therapies for the treatment of Alzheimer’s disease, schizophrenia, bipolar disorder and depression have been available for a number of years, many of the approved drugs for these disorders are not effective in a large number of patients and can produce significant side effects.

Our potential CNS therapies are primarily designed to address biological targets within important cellular pathways thought to underlie CNS disorders. As a consequence, we believe that our approach could lead to the development of treatments for a number of major neurological and psychiatric disorders and that the relative specificity with which we target these neuronal signaling pathways provides an opportunity to develop drugs with reduced side effect profiles.

Through research conducted over more than 30 years, Nobel Laureate Dr. Eric Kandel, one of our scientific founders, identified critical cellular pathways and biological targets involved in memory formation. This research, which was originally published in the 1990s, served as the cornerstone of our scientific foundation.

In order to identify and optimize promising drug candidates quickly and efficiently we combine:

•	our extensive knowledge of the pathways we believe are involved in memory formation and other cognitive functions;

•	our understanding of neurological and psychiatric disorders;

•	an interdisciplinary drug discovery and development approach; and

•	our focus on conducting in vivo and safety screening at early stages of the drug discovery process.

Our clinical development pipeline includes drug candidates in clinical development for the treatment of Alzheimer’s disease and schizophrenia with the potential to treat other CNS disorders. Our preclinical development pipeline includes drug candidates in development for Alzheimer’s disease, depression and schizophrenia and our early drug discovery pipeline includes compounds that we are optimizing for the treatment of these and other CNS disorders.

We seek to leverage our pipeline of early development candidates through collaborations with leading pharmaceutical and biotechnology companies. We have a collaboration with F. Hoffman — La Roche Ltd./Hoffman — La Roche, Inc., or Roche, for the development of our nicotinic alpha-7 agonists. We also have a collaboration with Amgen Inc., or Amgen, for the development of PDE10 inhibitors. In addition to our collaborations, we have entered into two agreements with The Stanley Medical Research Institute, or SMRI, to provide funding for Phase 2a trials in bipolar disorder and cognitive impairment associated with schizophrenia (CIAS).

The following represents our drug development pipeline:

•	MEM 1003 is a neuronal L-type calcium channel modulator being developed for the treatment of Alzheimer’s disease. We are currently conducting a multi-center, randomized, double-blind, placebo-controlled Phase 2a study to evaluate the safety and efficacy of MEM 1003 in patients with mild to moderate Alzheimer’s disease, which we refer to as our MEM 1003 Phase 2a AD trial. We currently expect to report top-line results from the MEM 1003 Phase 2a AD trial in the fourth quarter of 2007. We have previously completed Phase 1a and 1b clinical trials of MEM 1003 in 125 healthy volunteers in the United Kingdom and a Phase 1b safety and tolerability study of MEM 1003 in Alzheimer’s patients under a U.S. Investigational New Drug Application, or IND. Over a dose range of up to 180 milligrams, given twice daily, which was the maximum dose tested in the Phase 1a and 1b United Kingdom clinical trials, MEM 1003 was generally safe and well-tolerated. MEM 1003 was also found to be generally safe and well-tolerated in the Phase 1b U.S. safety and tolerability study.

With funding from SMRI, we also conducted a Phase 2a trial of MEM 1003 in bipolar disease. In March 2007, we announced that the primary and secondary outcome measures for this Phase 2a bipolar disorder trial were not achieved and that MEM 1003 did not prove effective for the treatment of bipolar mania. Consistent with the results of our Phase 1 clinical trials, however, MEM 1003 was generally safe and well- tolerated in this trial. We are completing a full analysis of the data from this trial and do not, at this time, have plans to proceed with further clinical trials of MEM 1003 in bipolar disorder.

•	MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor being developed for the treatment of Alzheimer’s disease and schizophrenia. We are currently conducting a Phase 2a multi-center, randomized, double-blind, placebo-controlled study to evaluate the safety, tolerability and cognitive effects of three dose levels of MEM 3454 in approximately 80 patients with mild to moderate Alzheimer’s disease under a US IND, known as our MEM 3454 Phase 2a AD clinical trial. We currently expect to report top-line results from our MEM 3454 Phase 2a AD clinical trial in the fourth quarter of 2007. We also currently expect to commence a Phase 2a clinical trial of MEM 3454 in CIAS, which we refer to as our MEM 3454 Phase 2a CIAS clinical trial, in the fourth quarter of 2007.

In February 2006, we completed a Phase 1 clinical trial of MEM 3454 in healthy volunteers under clinical trial applications we filed with Health Canada. MEM 3454 was found to be generally safe and well-tolerated up to a dose of 450 mg in the single ascending dose segment of the clinical trial program and up to a dose of 150 mg in the multiple ascending dose (MAD) segment of the program. In addition, cognition data generated in the MAD study, using the Cognitive Drug Research battery (CDR battery), demonstrated that a 15 milligram dose of MEM 3454, administered once daily for a period of 13 days, showed a statistically significant effect on the Quality of Episodic Secondary Memory (QESM), one of the study’s primary efficacy variables.

•	MEM 63908 is the second drug candidate to be nominated from our nicotinic alpha-7 agonist program and is also a partial agonist of the nicotinic alpha-7 receptor. MEM 63908 is being developed for the treatment of Alzheimer’s disease. We have conducted animal tests of MEM 63908 and have used various behavior assays to test the effect of MEM 63908 on memory and learning. In these tests, MEM 63908 improved learning and memory in healthy and aged cognitively-impaired animals. MEM 63908 has also demonstrated a good safety profile in toxicological and safety studies in animals. We currently plan to commence a Phase 1 clinical trial of MEM 63908 in the second half of 2007.

•	MEM 1414 and MEM 1917 are two PDE4 inhibitors which, until April 2005, were being developed under our PDE4 inhibitor collaboration with Roche. In June 2007, we restructured our PDE4 collaboration agreement with Roche to reacquire all rights to the PDE4 program, which includes MEM 1414, the lead drug candidate in the program, which Roche was evaluating for the treatment of Alzheimer’s disease and MEM 1917, a back-up candidate to MEM 1414 and a potential candidate for the treatment of depression. We are currently evaluating alternatives for the further development of this program, which could include taking the program forward, in whole or in part, on our own or with a new collaboration partner.

We have recently entered into two funding agreements to support our expanded clinical trial activity. In March 2007, we entered into a $10.0 million term loan agreement with Hercules Technology Growth Capital, Inc., or Hercules, which was amended in June 2007 to increase the maximum loan amount to $15.0 million. In connection with the Hercules agreement and amendment, we issued to Hercules warrants to purchase 598,086 and 325,521 shares of our common stock at exercise prices of $2.09 and $1.92 per share, respectively. We have borrowed a total of $11.0 million under this agreement as of the date hereof. We will have the option to request up to an additional $4.0 million from September 15, 2007 through December 31, 2007. This loan is interest-only through mid-May 2008, with principal and interest payable in monthly installments thereafter over 30 months (33 months if certain milestones are achieved).

In June 2007, we entered into a securities purchase agreement with SMRI and The Sylvan C. Herman Foundation for the sale of up to an aggregate of $6.0 million of our common stock, we refer to this transaction as our 2007 private placement. This financing is structured in three equal tranches. In the first tranche, which closed in June 2007, we sold 694,444 shares of our common stock at a price of $2.88 per share. We have the option, in our sole discretion, to sell the remaining $4.0 million of common stock in two tranches of $2.0 million each, if we achieve a pre-defined milestone associated with each tranche and if we have no current intention at that time of terminating the MEM 3454 Phase 2a CIAS clinical trial, at a price based on a 17% premium to the market price at the time the milestone is achieved. These milestones relate to our planned MEM 3454 Phase 2a CIAS clinical trial. Under the terms of the agreement, the net proceeds shall be used to fund our CIAS clinical trial.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” in the applicable prospectus supplement. In particular, we are at an early stage of our development with a limited operating history. We have incurred substantial operating losses in each year since inception, including a net loss for the year ended December 31, 2006 of $31.1 million. As of March 31, 2007, we had an accumulated deficit of approximately $190.2 million. We expect to incur substantial net losses for the foreseeable future as we increase the number of our development programs, increase our clinical trial activities and further expand our infrastructure. None of our drug candidates has received regulatory approval for commercialization and we do not expect that any drugs resulting from our or our collaborators’ research and development efforts will be commercially available for a significant number of years, if at all. We may never achieve profitability. We will require additional financing to support our research and development and clinical activities and operations. Our preclinical and clinical testing may not be predictive of future trial results and may not be sufficient to support regulatory approval of future clinical trials. We may not be successful in our business model of entering into and maintaining collaborations with third parties for our drug development programs. We are dependent on our collaborations and license relationship and may not be successful in achieving milestones under our collaborations.

Corporate Information

We were organized as a Delaware corporation on March 19, 1997. Our principal executive offices are located at 100 Philips Parkway, Montvale, New Jersey 07645, our telephone number is (201) 802-7100 and our Internet address is www.memorypharma.com. The information on our website is not incorporated by reference in this prospectus and should not be considered part of this prospectus.

The Offering

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. In addition, the selling stockholders identified in this prospectus may sell up to an aggregate of 2,212,546 shares of common stock, including 1,077,735 shares of common stock issuable upon the exercise of warrants. This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any information we provide in a prospectus supplement is inconsistent with information in this prospectus, the information in the prospectus supplement will modify or supersede this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Information by Reference.”

FORWARD — LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or our prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: our ability to enter into and maintain collaborations with third parties for our drug development programs; our dependence on our collaborations and our license relationship with Bayer; our ability to successfully conduct preclinical and clinical trials of our drug candidates that demonstrate these candidates’ safety and effectiveness; our ability to obtain regulatory approvals to conduct clinical trials and to commercialize our drug candidates; our ability to achieve milestones under our collaborations; our ability to obtain additional financing to support our R&D and clinical activities and operations; our dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and our ability to protect the intellectual property developed by or licensed to Memory Pharmaceuticals. Our forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors” in this prospectus. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. We disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus.

You should rely only on the information contained, or incorporated by reference, in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus or that any information incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities by us under this prospectus for general corporate purposes, including capital expenditures. Until we use net proceeds for these purposes, we intend to invest them in short-term, investment-grade, interest — bearing securities.

We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling stockholders. See “Selling Stockholders” below.

SELLING STOCKHOLDERS

The shares of common stock covered hereby consist of:

•	1,134,811 shares of our common stock that we issued to the selling stockholders; and

•	1,077,735 shares of our common stock issuable upon exercise of warrants to purchase common stock.

In connection with the registration rights we granted to the selling stockholders, we filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale or other disposition of the shares of common stock offered by this prospectus or interests therein from time to time on The Nasdaq Global Market, in privately negotiated transactions or otherwise. We have also agreed to prepare and file amendments and supplements to the registration statement to the extent necessary to keep the registration statement effective for the period of time required under our agreement with the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC. The number representing the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes (i) all shares currently held by a selling stockholder, plus (ii) all shares purchased by the selling stockholder that are being offered pursuant to the prospectus, as well as (iii) all options, warrants or other derivative securities which are exercisable within 60 days of July 20, 2007. The percentages of shares owned after the offering are based on 72,582,840 shares of our common stock outstanding as of July 20, 2007.

Unless otherwise indicated below, to our knowledge, all persons named in this table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Except as noted in the footnotes below, none of the selling stockholders has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other securities.

The selling stockholders may sell some, all or none of their shares of common stock offered by this prospectus. We do not know how long the selling stockholders will hold their shares of common stock before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of common stock being offered hereunder other than the securities purchase agreement pursuant to which the selling stockholders purchased their shares of common stock from us. The shares offered by this prospectus may be offered from time to time by the selling stockholders, although the warrant shares will not be eligible to be offered pursuant to this prospectus until the related warrants are exercised. Accordingly, for purposes of this table, we have assumed that, after completion of the offering, the only shares that will continue to be held by the selling stockholders are those which are not being registered hereunder.

The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended or the Securities Act, some or all of their shares of common stock since the date on which the information in the table below is presented. Information about the selling stockholders may change over time.

The following table sets forth, to our knowledge, information about the selling stockholders as of July 20, 2007.

Number of
	Number of			Shares of
	Shares of		Number of	Common
	Common		Shares of	Stock	Shares of Common
	Stock		Common	Underlying	Stock Beneficially
	Beneficially		Stock	Warrants	Owned after the
	Owned		Registered	Registered	Completion of
	Prior to the		for Sale	for Sale	Offering
Name of Selling Stockholder	Offering		Hereby	Hereby	Number	Percent

Hercules Technology Growth Capital, Inc.	923,607		—	923,607	—	—
The Stanley Medical Research Institute	1,231,069	(1)	1,076,941	154,128	—	—
The Sylvan C. Herman Foundation	60,870		57,870	—	3,000	*

*	Less than 1%

(1)	This number includes 440,367 shares of our common stock and warrants to purchase 154,128 shares of our common stock at an exercise price of $2.62 per share, which we issued pursuant to our Securities Purchase Agreement, dated December 19, 2005, with Stanley Medical Research Institute. The warrants expire on December 19, 2010.

DESCRIPTION OF SECURITIES

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities, the particular terms of the securities offered by that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities that we offer may differ from the terms summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell, from time to time, in one or more offerings:

•	common stock;

•	preferred stock; and

•	warrants.

In addition, the selling stockholders may sell common stock from time to time in one or more offerings.

Common Stock

We have the authority to issue 175,000,000 shares of common stock, par value $0.001 per share. As of July 20, 2007, 72,582,840 shares of our common stock were outstanding, and a maximum of 12,852,551 shares of common stock were issuable upon the exercise of outstanding stock options and warrants.

The following description of our common stock is only a summary and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation. Holders of common stock have one vote per share and have no preemption rights. Holders of common stock have the right to participate ratably in all distributions, whether of dividends or assets in liquidation, dissolution or winding up, subject to any superior rights of holders of preferred stock outstanding at the time. See “Preferred Stock” below. There are no redemption or sinking fund provisions applicable to the common stock.

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock. Their address is 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 and their telephone number is (800) 937-5449.

Preferred Stock

We have the authority to issue 5,000,000 shares of preferred stock. As of July 20, 2007, no shares of our preferred stock were outstanding. The description of preferred stock provisions set forth below is only a summary and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation and the certificate of designations relating to any series of preferred stock.

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series of preferred stock, and a prospectus supplement will specify these terms for any series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and condition of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

The preferred stock will, if issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of any warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. With respect to any warrants that we offer, specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K, incorporated by reference in this prospectus.

General.  With respect to any warrants that we offer, we will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants, and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants.  With respect to any warrants that we issue, each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the address for delivery of the warrant certificate to the warrant agent and the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants (“cashless exercise”).

Enforceability of Rights by Holders of Warrants.  With respect to any warrants that we issue, each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. For example, our amended and restated certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share. The board of directors has the authority, without approval of the stockholders, to issue and determine the rights and preferences of series of preferred stock. The ability to authorize and issue preferred stock with voting or other rights or preferences makes it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us.

Our amended and restated certificate of incorporation and amended and restated bylaws also provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. Members of the board of directors may only be removed for cause and only by the affirmative vote of 75% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of our board of directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a meeting of stockholders may only be called by our board of directors, the chairman of our board of directors or our chief executive officer. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. The provisions may delay or preclude stockholders from calling a meeting of stockholders, bringing matters before a meeting of stockholders or from making nominations for directors at a stockholders’ meeting, which could delay or deter takeover attempts or changes in management. Our amended and restated certificate of incorporation also does not provide for cumulative voting. The absence of cumulative voting may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board of directors.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell securities under this prospectus in public offerings:

•	through one or more underwriters or dealers;

•	through other agents; or

•	directly to purchasers.

The securities that we or any selling stockholders may sell under this prospectus may be priced:

•	at a fixed public offering price or prices, which may be changed from time to time;

•	at market prices prevailing at the times of sale;

•	at prices calculated by a formula based on prevailing market prices;

•	at negotiated prices; or

•	in a combination of any of the above pricing methods.

If we or any selling stockholders use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We or any selling stockholders may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

If this registration statement is used for an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act, the amount of securities registered under this registration statement for such an offering may not exceed 10% of the aggregate market value of our outstanding voting stock as proscribed by Rule 415(a)(4) of the Securities Act.

We or any selling stockholders may also sell securities directly or through agents. We or any selling stockholders will name any agent involved in an offering and we will describe any commissions we or any selling stockholders will pay the agent in the applicable prospectus supplement. Unless the prospectus supplement states otherwise, our agents, or any agent of any selling stockholder, will act on a best-efforts basis.

We or any selling stockholders may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We or any selling stockholders will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We or any selling stockholders may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We or any selling stockholders may also use underwriters or agents with whom we have a material relationship. We or any selling stockholders will describe the nature of any such relationship in the applicable prospectus supplement.

An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

All securities we offer, other than common stock, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

In compliance with guidelines of the National Association of Securities Dealers, Inc., or the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividends. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortized discounts, premiums and capitalized expenses related to indebtedness.

We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have not paid any preferred stock dividends for the periods indicated in the table above.

LEGAL MATTERS

Unless otherwise specified in any applicable prospectus supplement, the validity of the securities covered by this prospectus will be passed upon for us by Covington & Burling LLP, New York, New York.

EXPERTS

The financial statements of Memory Pharmaceuticals Corp. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2006 financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 1, 2006.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We are a public company and file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec.gov.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the shares of common stock that are part of this offering are sold.

The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K and Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on January 11, 2007, January 29, 2007, February 20, 2007, March 5, 2007, March 6, 2007, March 14, 2007, March 20, 2007, April 5, 2007, June 21, 2007 and July 12, 2007;

•	the description of our common stock in our Registration Statement on Form S-1/A (File No. 333-111474) filed on April 2, 2004, including any amendment or reports filed for the purpose of updating this description; and

•	any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of filing of the initial registration statement until the termination of this offering.

You may access our Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge on the SEC’s website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

In addition, we will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Corporate Secretary, Memory Pharmaceuticals Corp, 100 Philips Parkway, Montvale, New Jersey 07645, or call (201) 802-7100.

2,212,546 Shares

Memory Pharmaceuticals Corp.

Common Stock

PROSPECTUS SUPPLEMENT

The date of this prospectus supplement is August 15, 2007